John F. Murphy joins Roper Technologies Board of Directors

Sarasota, Florida, April 8, 2024 ... Roper Technologies, Inc. (Nasdaq: ROP) announced that John F. Murphy has joined the Company’s Board of Directors.

Mr. Murphy most recently served as Executive Vice President and Chief Financial Officer of Adobe Inc. Prior to becoming CFO, he served as Adobe’s Senior Vice President, Chief Accounting Officer, and Controller. Before joining Adobe, Mr. Murphy served in executive roles with Qualcomm and DIRECTV. Mr. Murphy currently serves on two other public company boards.

“We are very excited to welcome John to our Board,” said Neil Hunn, Roper Technologies’ President and CEO. “Our entire Board and management team look forward to working closely with John and leveraging his extensive software, technology, and financial expertise.”

“John is a fantastic addition to our Board,” said Amy Woods Brinkley, Roper Technologies’ Board Chair. “Given John’s background and experience as a technology and finance leader we are confident he will make important contributions to Roper’s strategy and governance.”

About Roper Technologies

Roper Technologies is a constituent of the Nasdaq 100, S&P 500, and Fortune 1000. Roper has a proven, long-term track record of compounding cash flow and shareholder value. The Company operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets. Roper utilizes a disciplined, analytical, and process-driven approach to redeploy its excess capital toward high-quality acquisitions. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact information:
Investor Relations
941-556-2601
investor-relations@ropertech.com

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